UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2020

BEST BUY CO., INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 291-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.10 par value per share	BBY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company 

If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. 

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 10, 2020, Hubert Joly, former Chief Executive Officer and current Executive Chairman of the Board, informed the Board of Directors (the “Board”) of Best Buy Co., Inc. (the “Company” or “registrant”) that he would not stand for re-election at the Company’s 2020 Regular Meeting of Shareholders, scheduled for June 11, 2020 (the “Meeting”) and would retire as Executive Chairman at that time, thereby completing the transition he initiated in 2019. The Board and Mr. Joly agreed to extend, through the effective date of his retirement, Mr. Joly’s Employment Agreement entered into on April 13, 2019 and filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on April 15, 2019 (the “Joly Employment Agreement”). Upon his retirement, Mr. Joly will be eligible for the rights and benefits applicable to his retirement under the Joly Employment Agreement.

The Board of the Company approved the appointment of J. Patrick Doyle, Lead Independent Director, as the Board’s Chairman, effective upon Mr. Joly’s retirement at the conclusion of the Meeting. Mr. Doyle joined the Board in October 2014 and has served as Lead Independent Director since June 2019. He formerly served as the president and chief executive officer of Domino’s Pizza, Inc. from 2010 thru 2018 and is currently an executive partner at The Carlyle Group, one of the world’s largest investment firms.

On March 9, 2020, Russell P. Fradin notified the Board of the Company that he would complete his term as a director and would not stand for re-election at the Meeting. Mr. Fradin informed the Board that his decision was due solely to increased time commitments as a partner of Clayton, Dubilier & Rice and was not the result of any dispute or disagreement with the Company or the Board on any matter. Mr. Fradin joined the Board in April 2013 and serves on the Compensation & Human Resources Committee. He also served as the Board’s Lead Independent Director from June 2015 until June 2019.

(e) On March 10, 2020, the Board entered into an arrangement with Mr. Joly under which Mr. Joly will serve as a consultant to the Company for a one-year renewable term, effective upon Mr. Joly’s retirement at the conclusion of the Meeting. Under the terms of the arrangement, Mr. Joly will provide consulting services, advice on matters related to the business activities of the Company, and support to the Company’s efforts to provide tech opportunities to disadvantaged youth. He will be paid $37,500 per quarter in exchange for these services. Mr. Joly will be considered an independent contractor and will not receive or be eligible for any employee benefits from the Company. He will receive reasonable administrative support services to facilitate his service to the Company.

Best Buy's Annual Report to Shareholders and its reports on Forms 10-K, 10-Q and 8-K and other publicly available information should be consulted for other important information about the registrant.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following are furnished as Exhibits to this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
10.1	Letter Agreement, dated March 10, 2020, between Hubert Joly and Best Buy Co., Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: March 11, 2020	By:	/s/ TODD G. HARTMAN
Todd G. Hartman
Executive Vice President, General Counsel, Chief Risk & Compliance Officer and Secretary

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